Danny R. Shepherd Named to the Board of Directors of Beazer Homes USA, Inc.
ATLANTA - November 8, 2016 - Beazer Homes USA, Inc. (NYSE: BZH) (the “Company”) announced today that Danny R. Shepherd has been elected to its Board of Directors effectively immediately.  Mr. Shepherd brings to the Board over 40 years of experience in the building materials industry.  He will also serve on the Compensation and Audit Committees of the Board of Directors.  Mr. Shepherd’s election is part of the Company’s normal Board of Directors succession process in connection with the retirement of Larry T. Solari at the end of his term in February 2017.  Mr. Solari has served on the Company’s Board of Directors since the Company’s initial public offering in 1994.
Over the course of nearly 30 years at Vulcan Materials Company, the nation’s largest producer of construction aggregates, Mr. Shepherd served in various management positions, including as Vice Chairman at the time of his retirement in 2015.
Mr. Shepherd is a member of the Board of Directors of GCP Applied Technologies (NYSE: GCP) and is active in a number of civic organizations. Mr. Shepherd holds a Bachelor of Science degree from the Georgia Institute of Technology.
Allan Merrill, President and Chief Executive Officer said “We are very pleased that Danny Shepherd is joining our Board.  He will succeed one of our original directors, Larry Solari who is retiring.  On behalf of the Company I want to thank Larry for his many years of service.  His knowledge of our industry and his focus on safety and continuous operational improvement will be missed.”
About Beazer Homes USA, Inc.

Headquartered in Atlanta, Beazer Homes is a geographically diversified homebuilder with active operations in 13 states within three geographic regions in the United States. The Company's homes meet or exceed the benchmark for energy-efficient home construction as established by ENERGY STAR® and are designed with Choice Plans to meet the personal preferences and lifestyles of its buyers. In addition, the Company is committed to providing a range of preferred lender choices to facilitate transparent competition between lenders and enhanced customer service. The Company's active operations are in the following states: Arizona, California, Delaware, Florida, Georgia, Indiana, Maryland, Nevada, North Carolina, South Carolina, Tennessee, Texas and Virginia. Beazer Homes is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Source: Beazer Homes USA, Inc.
David I. Goldberg
Vice President of Treasury and Investor Relations
770-829-3700
investor.relations@beazer.com